Exhibit 99.1

Ginkgo Bioworks to Become a Public Company and Expand its Leading Platform for Cell Programming

Ginkgo is building the leading horizontal platform for synthetic biology, making it possible to program cells as easily as we can program computers and enabling innovation across industries, including therapeutics, industrials, food and agriculture

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Business combination with Soaring Eagle Acquisition Corp. (Nasdaq:SRNG) values Ginkgo Bioworks, Inc. at a $15 billion pre-money equity valuation and is expected to provide up to $2.5 billion of primary proceeds.

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Institutional investors have committed $775 million in an oversubscribed PIPE, with anchor investments from Baillie Gifford, Putnam Investments, and funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management). New investors including accounts advised by ARK Investment Management LLC, ArrowMark Partners, Bain Capital Public Equity, Berkshire Partners, and Franklin Advisers also joined. Existing investors including Cascade Investment, Casdin Capital, General Atlantic, Senator Investment Group, funds and accounts advised by T. Rowe Price Associates, Inc., and Viking Global Investors are also participating.

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Eagle Equity Partners is co-sponsoring the transaction with Bellco Capital, led by Dr. Arie Belldegrun, a leader in the field of cell and gene therapy and founder of Kite Pharma and Allogene Therapeutics, and both co-sponsors are also investing in the PIPE.

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Dr. Belldegrun will join the board of directors along with Harry Sloan, the CEO of Soaring Eagle. Current independent directors of Ginkgo, including Marijn Dekkers, Christian Henry, and Shyam Sankar, will join the board of directors of the combined company.

•	Jason Kelly, CEO of Ginkgo, and Reshma Shetty, President/COO of Ginkgo, will continue to lead the combined company post-closing and also serve on the board of directors.

•	Ginkgo expects to generate $150 million of revenue in 2021, representing approximately 96% growth from 2020.

•	Consideration is entirely primary and all proceeds will go towards building the business.

•	A pre-recorded Investor Presentation will be available on May 11, 2021 at 8:00am ET.

BOSTON, MA and LOS ANGELES, CA – MAY 11, 2021 – Ginkgo Bioworks, Inc. (“Ginkgo”) and Soaring Eagle Acquisition Corp. (Nasdaq: SRNG) (“Soaring Eagle”), a publicly traded special purpose acquisition company, have agreed to a business combination that will result in Ginkgo becoming a publicly-listed company.

There is a growing awareness of the capabilities and potential of engineered biology, ranging from mRNA vaccines to animal-free protein to renewable plastics. Much like computer programming impacted every information-based industry (including media, telecom, advertising, and finance), cell programming has the potential to impact every physical goods industry (including therapeutics, food, agriculture, chemicals, and electronics). Ginkgo programs living cells for customers in any industry, so they can realize the potential of biology to grow more sustainable and innovative products.

Ginkgo’s founders have been working together for nearly twenty years since they first met at MIT. They launched Ginkgo in 2008 with the consistent goal of developing a platform that makes cell programming easier for their customers and partners. Ginkgo’s platform leverages advanced robotic automation, proprietary software, and data analytics to continuously improve the technology (“Foundry”) as well as the knowledge and re-usable biological assets (“Codebase”) required to engineer biology. Ginkgo has built a scalable engineering and data platform by integrating a spectrum of innovative life sciences tools into their Foundry, and has amassed a large, flexible, and diverse biological Codebase to facilitate innovation across a wide breadth of applications.

“The magic of biology is that cells run on digital code similar to a computer, except that instead of 0s and 1s it’s As, Ts, Cs, and Gs,” said Jason Kelly, co-founder and CEO of Ginkgo Bioworks, Inc. “Ginkgo’s platform makes it easier to program this code, and we are making this platform available to organizations working to solve our most pressing problems. From mRNA vaccines reaching people’s arms to combating climate change, the opportunity to work with programmed cells has never been more apparent. We are thrilled to partner with Arie as well as the team at Soaring Eagle to bring this vision to life.”

In connection with the closing of the transaction, Soaring Eagle intends to change its name to Ginkgo Bioworks Holdings, Inc., change its jurisdiction of formation to Delaware and list under a new ticker symbol.

The transaction implies a pre-money equity valuation for Ginkgo of $15.0 billion, and is expected to provide up to $2.5 billion of gross cash proceeds. Gross proceeds include Soaring Eagle’s $1.725 billion of cash in trust (subject to any redemptions by Soaring Eagle’s public shareholders) and $775 million in proceeds from a PIPE transaction priced at $10.00 per share of Class A common stock of Soaring Eagle to be funded immediately prior to the closing of the transaction. Eagle Equity Partners is co-sponsoring the transaction with Bellco Capital, led by Dr. Arie Belldegrun. Dr. Belldegrun is a leader in the field of cell and gene therapy and founder of Kite Pharma and Allogene Therapeutics. Both co-sponsors are also investing in the PIPE. The PIPE is being led by Baillie Gifford, Putnam Investments, and funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management) and with additional participation from new and existing investors including accounts advised by ARK Investment Management LLC, ArrowMark Partners, Bain Capital Public Equity, Berkshire Partners, Cascade Investment, Casdin Capital, Franklin Advisers, funds and accounts advised by T. Rowe Price Associates, Inc., and Viking Global Investors.

“Eagle Equity Partners continues to focus on companies that are in a category of one,” said Harry E. Sloan, CEO of Soaring Eagle. “Ginkgo is not only a leader in this field, but its founders launched the modern practice of synthetic biology. There has never been a more critical time to employ Ginkgo’s technological achievements and efficiencies toward solving so many real-world problems—environment, food, and health to name a few. We’ve been so impressed with Jason and his co-founders’ sense of purpose and we believe that this team will be the ambassadors of these advances for decades to come.”

“We are at the beginning of a new era in scientific innovation, where industries which once worked in silos now come together to address challenging issues and improve human health,” said Arie Belldegrun, M.D., FACS, co-founder of Bellco Capital. “At Bellco and across our portfolio of biotechnology companies and investments, we have seen first-hand how the ability to program cells has started to revolutionize how we treat disease with the birth of cell and gene therapies. I am excited to join the Ginkgo family as a board member, with the hope of expanding use of Ginkgo’s state-of-the-art technology to assist biopharma companies and expedite drug development.”

Ginkgo serves enterprise customers spanning multiple end markets, enabling them to conduct cell programming R&D at scale on Ginkgo’s platform. Ginkgo earns usage-based revenues for this work as well as value share in the form of royalties from products that go to market or equity in the partner company. Today, industry sources estimate companies spend approximately $40 billion per year on biotech R&D work, work that could be supported by Ginkgo’s platform. Additionally, a recent McKinsey Global Institute report estimated that the overall market for bioengineered products from which Ginkgo could receive a value share is estimated to reach $2 to $4 trillion in the next 10 to 20 years. The capital raised in this transaction will dramatically increase the scale of Ginkgo’s platform and empower an ecosystem for cell programmers, accelerating the number of new programs able to launch on Ginkgo’s platform every year. These programs have the potential for positive ESG impact as Ginkgo’s customers are using cell programming to address some of the biggest challenges the world is facing today, from climate change to food security to pandemic response.

Ginkgo will continue to be led by co-founder and CEO Jason Kelly and co-founder and President/COO Reshma Shetty and will retain the rest of the Ginkgo founding team, including Chief Technology Officer Barry Canton, Head of Strategy Austin Che, and the “godfather of synthetic biology”, DNA Hacker Tom Knight. Alongside Jason Kelly and Reshma Shetty, the board of directors will be led by a group of deeply experienced operators and public company executives, including:

•	Marijn Dekkers, who previously served as CEO of Bayer and Thermo Fisher Scientific and as Chairman of Unilever

•	Arie Belldegrun, chairman of Bellco Capital, founder and CEO of Kite Pharma until its acquisition, and co-founder and executive chairman of Allogene Therapeutics

•	Christian Henry, the CEO of Pacific Biosciences and Former CFO/Chief Commercial Officer of Illumina

•	Shyam Sankar, the COO of Palantir

•	Harry Sloan, the CEO of Eagle Equity Partners, former Chairman and CEO of Metro-Goldwyn-Mayer (MGM), and founder and former CEO of SBS Broadcasting

The boards of directors of each of Soaring Eagle and Ginkgo have approved the transaction. The transaction will require the approval of the stockholders of both Soaring Eagle and Ginkgo, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the third quarter of 2021.

Allen & Company LLC and Morgan Stanley & Co. LLC are acting as financial advisors, and Latham & Watkins LLP is acting as legal advisor to Ginkgo. Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Ginkgo with respect to certain corporate governance matters. Goldman Sachs & Co. LLC is acting as financial advisor and White & Case LLP is acting as legal advisor to Soaring Eagle. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Allen & Company LLC served as placement agents for Soaring Eagle on the PIPE transaction.

Presentation Webcast Information

Investors may watch a pre-recorded presentation regarding the proposed business combination starting at 8:00 am ET on May 11, 2021. The presentation may be accessed through any of the following portals:

•	Ginkgo Bioworks investor relations website: http://www.ginkgobioworks.com/investors

•	Soaring Eagle website: https://eagleequityptnrs.com/

•	Open Exchange Platform: https://kvgo.com/openexchange-inc/ginkgo-bioworks-call-2021

The presentation will also be furnished to the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K prior to the call and will also be available on the SEC website at www.sec.gov.

About Ginkgo

Ginkgo is building a platform to program cells as easily as we can program computers. The company’s platform is enabling the growth of biotechnology across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of COVID-19 response efforts, including community testing, epidemiological tracing, vaccine development and therapeutics discovery. For more information, visit www.ginkgobioworks.com.

About Soaring Eagle Acquisition Corp.

Soaring Eagle Acquisition Corp. is a special purpose acquisition company founded by Harry E. Sloan, Jeff Sagansky, and Eli Baker for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Ginkgo and Soaring Eagle. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Soaring Eagle intends to file a registration statement on Form S-4 that will include a proxy statement of Soaring Eagle and a prospectus of Soaring Eagle. The proxy statement/prospectus will be sent to all Soaring Eagle and Ginkgo stockholders. Soaring Eagle also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Soaring Eagle and Ginkgo are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Soaring Eagle through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Soaring Eagle may be obtained free of charge by written request to Soaring Eagle at 955 Fifth Avenue, New York, NY, 10075 or investors@eagleequityptnrs.com.

Participants in the Solicitation

Soaring Eagle and Ginkgo and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Soaring Eagle’s stockholders in connection with the proposed transaction. Information about Soaring Eagle’s directors and executive officers and their ownership of Soaring Eagle’s securities is set forth in Soaring Eagle’s filings with the SEC. To the extent that holdings of Soaring Eagle’s securities have changed since the amounts printed in Soaring Eagle’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Ginkgo and Soaring Eagle, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the services offered by Ginkgo and the markets in which it operates, and Ginkgo’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Soaring Eagle’s securities, (ii) the risk that the transaction may not be completed by Soaring Eagle’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Soaring Eagle, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the agreement and plan of merger by the shareholders of Soaring Eagle and Ginkgo, the satisfaction of the minimum trust account amount following redemptions by Soaring Eagle’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger, (vi) the effect of the announcement or pendency of the transaction on Ginkgo’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans of Ginkgo and potential difficulties in Ginkgo’s employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings that may be instituted against Ginkgo or against Soaring Eagle related to the agreement and plan of merger or the proposed transaction, (ix) the ability to maintain the listing of Soaring Eagle’s securities on Nasdaq, (x) volatility in the price of Soaring Eagle’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Ginkgo plans to operate, variations in performance across competitors, changes in laws and regulations affecting Ginkgo’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns in demand for products using synthetic biology. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Soaring Eagle’s Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and proxy statement/prospectus discussed below and other documents filed by Soaring Eagle from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ginkgo and Soaring Eagle assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Ginkgo nor Soaring Eagle gives any assurance that either Ginkgo or Soaring Eagle will achieve its expectations.

MEDIA CONTACTS:

press@ginkgobioworks.com

INVESTOR CONTACTS:

investors@ginkgobioworks.com

investors@eagleequityptnrs.com